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Exhibit 5.3

        Day, Berry & Howard LLP
COUNSELLORS AT LAW

Martin L. Budd
Direct Dial: (203) 977-7523
E-mail: mlbudd@dbh.com

                      November 1, 2004

PRIMEDIA Inc.
745 Fifth Avenue
23rd Floor
New York, New York 10151

Ladies and Gentlemen:

        We have acted as special Connecticut counsel to PRIMEDIA Inc., a Delaware corporation (the "Company"), and to Simba Information Inc., a Connecticut corporation (the "Connecticut Guarantor") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the subsidiaries of the Company named in Schedule I hereto (the "Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $175,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010, Series B (the "Exchange Securities") and the issuance by the Guarantors of guarantees (each a "Guarantee" and, collectively, the "Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of May 14, 2004 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The Exchange Securities will be offered by the Company in exchange for $175,000,000 aggregate principal amount of its outstanding Senior Floating Rate Notes due 2010, Series A (the "Securities").

        We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Connecticut Guarantor.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

        1.     The Connecticut Guarantor is validly existing as a corporation under the law of the State of Connecticut.

        2.     The Connecticut Guarantor has duly authorized, executed and delivered the Indenture.

        3.     The execution, delivery and performance by the Connecticut Guarantor of the Indenture and the Guarantee issued by the Connecticut Guarantor (the "Connecticut Guarantee") do not and will not violate the law of the State of Connecticut as it presently exists.

        4.     When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Connecticut Guarantee has been duly issued, the Connecticut Guarantee will constitute a valid and legally binding obligation of the Connecticut Guarantor enforceable against the Connecticut Guarantor in accordance with its terms.

        Our opinions set forth above are subject to (1) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

        We are members of the Bar of the State of Connecticut, and we do not express any opinion herein concerning any law other than the law of the State of Connecticut. We note that the Guarantee by the terms of the Indenture is expressly stated to be governed by New York law. For the purposes of the opinion contained in paragraph 4 above, we assume that the Connecticut Guarantee will constitute a valid and legally binding obligation of the Connecticut Guarantor enforceable against the Connecticut Guarantor in accordance with its terms under New York law, subject to the considerations enumerated in the immediately preceding paragraph.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP.

Very truly yours,
/s/ Day, Berry & Howard LLP
DAY, BERRY & HOWARD LLP

SCHEDULE I: GUARANTORS

Legal Name	Jurisdiction of Organization
Canoe & Kayak, Inc.	Delaware
Channel One Communications Corporation	Delaware
Cover Concepts Marketing Services LLC	Delaware
CSK Publishing Company Inc.	Delaware
Films for the Humanities & Sciences, Inc.	Delaware
Go Lo Entertainment, Inc.	Delaware
Haas Publishing Companies, Inc.	Delaware
Hacienda Productions, Inc.	Delaware
HPC Brazil, Inc.	Delaware
IntelliChoice, Inc.	California
Kagan Media Appraisals, Inc.	California
Kagan Seminars, Inc.	California
Kagan World Media, Inc.	Delaware
McMullen Argus Publishing, Inc.	California
Media Central IP Corp.	Delaware
Motor Trend Auto Shows Inc.	Delaware
Paul Kagan Associates, Inc.	Delaware
PRIMEDIA Business Magazines & Media Inc.	Delaware
PRIMEDIA Companies Inc.	Delaware
PRIMEDIA Enthusiast Publications, Inc.	Pennsylvania
PRIMEDIA Finance Shared Services, Inc.	Delaware
PRIMEDIA Holdings III Inc.	Delaware
PRIMEDIA Information Inc.	Delaware
PRIMEDIA Leisure Group Inc.	Delaware
PRIMEDIA Magazines Inc.	Delaware
PRIMEDIA Magazine Finance Inc.	Delaware
PRIMEDIA Special Interest Publications Inc.	Delaware
PRIMEDIA Specialty Group Inc.	Delaware
PRIMEDIA Workplace Learning LLC	Delaware
PRIMEDIA Workplace Learning LP	Delaware
Simba Information Inc.	Connecticut
The Virtual Flyshop, Inc.	Delaware

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  Exhibit 5.3